Exhibit 99.1

FOR IMMEDIATE RELEASE

MATTRESS FIRM ANNOUNCES THIRD FISCAL QUARTER FINANCIAL RESULTS

—  Net Sales Increased 42.3%  —

—  Comparable-Store Sales Growth of 8.5% in Third Fiscal Quarter  —

—  Opened and Acquired 514 New Stores  —

HOUSTON, December 1, 2014 /BUSINESSWIRE/ — Mattress Firm Holding Corp. (the “Company”) (NASDAQ: MFRM) today announced its financial results for the third fiscal quarter (13 weeks) ended October 28, 2014.  Net sales for the third fiscal quarter increased 42.3% to $464.3 million, reflecting comparable-store sales growth of 8.5% and incremental sales from new and acquired stores. The Company reported third fiscal quarter earnings per diluted share (“EPS”) on a generally accepted accounting principles (“GAAP”) basis of $0.45, and EPS on a non-GAAP adjusted basis, excluding acquisition-related costs, ERP system implementation costs and loss on debt extinguishment (“Adjusted”), of $0.70.  Diluted EPS on a GAAP basis and Adjusted basis are reconciled in the table below:

Third Fiscal Quarter Reconciliation of GAAP to Adjusted EPS
See “Reconciliation of Reported (GAAP) to Adjusted Statements of Operations Data” for Notes

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 29, 2013	October 28, 2014	October 29, 2013	October 28, 2014
GAAP EPS	$0.53	$0.45	$1.30	$1.09
Acquisition-related costs (1)	—	0.18	0.01	0.37
ERP system implementation costs (2)	0.02	0.03	0.05	0.09
Other expenses (3)	—	0.04	—	0.07
Adjusted EPS*	$0.55	$0.70	$1.36	$1.62

* Due to rounding to the nearest cent, totals may not equal the sum of the lines in the table above.

“The increase in net sales of 42.3% and comparable-store sales growth of 8.5% reaffirms the validity of the relative market share strategy,” stated Steve Stagner, Mattress Firm’s chief executive officer.  “Furthermore, the integration of the Sleep Train and Back to Bed operations continues to progress, providing us with the confidence that our Company will derive further benefits from our deliberate strategic growth initiatives.  We expect to realize such benefits relatively quickly in the case of Sleep Train, but over time from the Back to Bed operations as we will need to work through the immediate drag period, which is typical with all of our acquisitions that require the rebranding of stores.  We estimate that our entry into and operation of the Chicago market in the third quarter resulted in an approximate loss of $0.03 per diluted share, excluding acquisition-related costs.  We remain steadfast in our commitment to pursuing the relative market share strategy and creating value for our shareholders as we expand our presence as the leading national mattress specialty retailer.”

5815 Gulf Freeway • Houston, TX • 77023 • Phone: 713-923-1090 • Fax: 713-923-1096

Third Quarter Financial Summary

•                  Net sales for the third fiscal quarter increased 42.3% to $464.3 million, reflecting comparable-store sales growth of 8.5% and incremental sales from new and acquired stores.

•                  Opened 54 new stores, closed eight, and acquired 460 bringing the total number of Company-operated stores to 1,986 as of the end of the fiscal quarter.

•                  Income from operations was $31.6 million, including $12.1 million of acquisition-related costs and ERP system implementation costs. Excluding such costs, Adjusted income from operations increased 33.7% to $43.7 million from the comparable prior year period.  Adjusted operating income margin was 9.4% of net sales as compared to 10.0% in the third fiscal quarter of 2013, and included a 80 basis-point increase in gross margin, offset by expense deleverage of 80 basis-points from sales and marketing expense relating to the increased use of third party financing incentives relating to investments in infrastructure to support current and future growth, and 40 basis-points of expense deleverage from general and administrative expense and 20 basis-points of combined operating margin declines in other areas. Please refer to “Reconciliation of Reported (GAAP) to Adjusted Statements of Operations Data” for a reconciliation of income from operations to Adjusted income from operations and other information.

•                  Net income was $15.6 million and GAAP EPS was $0.45.  Excluding $8.8 million, net of income taxes, of acquisition-related costs, ERP system implementation costs and loss on debt extinguishment, Adjusted net income was $24.4 million and Adjusted EPS was $0.70. Please refer to “Reconciliation of Reported (GAAP) to Adjusted Statements of Operations Data” for a reconciliation of net income and GAAP EPS to Adjusted net income and Adjusted EPS, respectively, and other information.

For the full fiscal year-to-date:

•                  Net sales increased $303.0 million, or 33.5%, to $1,207.7 million, for the three fiscal quarters (thirty-nine weeks) ended October 28, 2014, from $904.7 million in the comparable prior year period, reflecting comparable-store sales growth of 7.6% and incremental sales from new and acquired stores.

•                  The Company opened 163 new stores, closed 21, and acquired 619 during the first three fiscal quarters of fiscal 2014, adding 761 net store units.

•                  Net income was $37.6 million for the three fiscal quarters ended October 28, 2014 and GAAP EPS was $1.09.  Excluding $18.3 million, net of income taxes, of acquisition-related costs, ERP system implementation costs, loss on debt extinguishment and impairment and severance charges adjusted net income was $55.9 million for the three fiscal quarters and Adjusted EPS was $1.62.  See “Reconciliation of Reported (GAAP) to Adjusted Statements of Operations Data” below for a reconciliation of net income as reported to adjusted net income.

Acquisitions Completed During the Third Fiscal Quarter

In September 2014, the Company completed the acquisition of substantially all of the mattress specialty retail assets and operations of Best Mattress Co., Inc., which operated retail stores in Pennsylvania under the brand Mattress Discounters. The acquisition added 15 mattress specialty retail stores to the Mattress Firm company-operated store base for an aggregate purchase price of approximately $6.0 million, subject to customary adjustments.  The Company is currently in the process of rebranding these acquired stores as Mattress Firm.

In September 2014, the Company completed the acquisition of substantially all of the mattress specialty retail assets and operations of Back to Bed Inc., M World Mattress LLC, TBE Orlando LLC and MCStores, LLC, which collectively operated Back to Bed, Bedding Experts and Mattress Barn retail stores in Illinois, Indiana, Wisconsin and Florida, primarily in the Chicago and Orlando metropolitan areas. The acquisition added 131 mattress specialty retail stores to the Mattress Firm company-operated store base for an aggregate purchase price of approximately $60.0 million, subject to customary adjustments.  The Company is currently in the process of rebranding these acquired stores as Mattress Firm.

In October 2014, the Company completed the acquisition of all of the outstanding equity interests in The Sleep Train, Inc., which, together with its subsidiaries, operates stores in California, Oregon, Washington, Nevada, Idaho and Hawaii. The acquisition added 314 mattress specialty retail stores to the Mattress Firm company-operated store base for an aggregate purchase price of approximately $425.0 million, subject to customary adjustments, along with the assumption of certain additional liabilities totaling approximately $15 million.  The Company expects to receive future annual cash income tax benefits of approximately $11 million over the next 15 years from deductible tax basis goodwill generated from the transaction, subject to the Company’s ability to generate future taxable income.  Of the total purchase price, $44.2 million was delivered in the form of 745,107 shares of common stock, par value $0.01 per share, of Mattress Firm Holding Corp. common stock as calculated in accordance with the terms of the purchase agreement.

Pending Acquisition

On November 5, 2014, the Company entered into an agreement to acquire substantially all of the mattress specialty retail assets and operations of Sleep America LLC, which operates 47 Sleep America retail stores in Arizona, for a total purchase price of approximately $12.5 million, subject to working capital and other customary adjustments. The acquisition, which is subject to customary closing conditions, is expected to close in the fourth fiscal quarter.

Balance Sheet

The Company had cash and cash equivalents of $4.9 million at the end of the third fiscal quarter of 2014.  Net cash provided by operating activities was $21.3 million for the third fiscal quarter of 2014. As of October 28, 2014, there was $35 million in borrowings outstanding under the $125 million revolving portion of the 2014 Senior Credit Facility (defined below) and approximately $3.2 million in outstanding letters of credit, with additional borrowing capacity of $49.2 million.

The Company entered into a new senior secured credit facility with Barclays Bank PLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, and UBS Securities LLC, as joint bookrunning managers and joint lead arrangers. The senior secured credit facility (the “2014 Senior Credit Facility”) is comprised of (i) an asset based revolver of $125 million that includes a sublimit for letters of credit and swingline loans, subject to certain conditions and limits and (ii) a term loan B borrowing of $720 million at an interest rate of LIBOR plus 425 basis points during the first six months and LIBOR plus 400 to 425 basis points thereafter.  Proceeds from the new senior secured credit facility, including $49 million in revolves borrowings, were used to retire $349 million of outstanding debt under the previous credit facility and to fund the cash requirements of recent acquisitions.  The Company incurred a $2.3 million non-cash debt extinguishment loss in connection with this transaction.

Updated Financial Guidance for Fiscal Year 2014

The Company is updating its guidance for the full fiscal year (53 weeks) ending February 3, 2015 (“fiscal year 2014”).  This guidance is intended solely to give investors an understanding of management’s expectations for the full fiscal year in light of the Company’s recent acquisitions. This updated guidance does not take into account any events that are beyond the Company’s reasonable control.

Full Fiscal Year Ending February 3, 2015	Prior Guidance	Updated Guidance
Net sales (in billions)	$1.545 to $1.585	$1.77 to $1.79
New stores	160 to 180	200 to 220
Acquired stores	159	665
Net store unit increase	295 to 310	835 to 855
GAAP EPS	$1.59 to $1.65	$1.44 to $1.50
Acquisition-related costs per share	$0.25 to $0.27	$0.39 to $0.41
ERP system implementation costs per share	$0.17 to $0.19	$0.12 to $0.14
Other costs per share	$0.02	$0.08
Adjusted EPS	$2.03 to $2.13	$2.03 to $2.13
Comparable-store sales growth	low to mid single digits	mid single digits

Call Information

A conference call to discuss third fiscal quarter results is scheduled for today, December 1, 2014, at 5:00 p.m. Eastern Time. The call will be hosted by Steve Stagner, chief executive officer and Alex Weiss, executive vice president and chief financial officer.

The conference call will be accessible by telephone and the internet.  To access the call, participants from within the U.S. may dial (877) 705-6003, and participants from outside the U.S. may dial (201) 493-6725.  Participants may also access the call via live webcast by visiting the Company’s investor relations web site at http://www.mattressfirm.com.

The replay of the call will be available from approximately 8:00 p.m. Eastern Time on December 1, 2014 through  midnight Eastern Time on December 15, 2014.  To access the replay, the domestic dial-in number is (877) 870-5176, the international dial-in number is (858) 384-5517, and the passcode is 13596601. The archive of the webcast will be available on the Company’s web site for a limited time.

Net Sales and Store Unit Information

The components of the net sales increase for the thirteen and thirty-nine weeks ended October 28, 2014 as compared to the corresponding prior year period were as follows (in millions):

	Progression in Net Sales
	Thirteen Weeks	Thirty-Nine Weeks
	Ended	Ended
	October 28, 2014	October 28, 2014
Net sales for prior year period	$326.2	$904.7
Increase (Decrease) in Net Sales
Comparable-store sales	27.2	67.5
New stores	47.9	123.7
Acquired stores	67.3	126.1
Closed stores	(4.3)	(14.3)
Increase in net sales, net	138.1	303.0
Net sales for current year period	$464.3	$1,207.7
% increase	42.3%	33.5%

The composition of net sales by major category of product and services were as follows (in millions):

	Thirteen Weeks Ended				Thirty-Nine Weeks Ended
	October 29,	% of	October 28,	% of	October 29,	% of	October 28,	% of
	2013	Total	2014	Total	2013	Total	2014	Total
Conventional mattresses	$151.7	46.5%	$208.4	44.9%	$421.8	46.6%	$567.6	47.0%
Specialty mattresses	144.5	44.3%	211.9	45.6%	403.5	44.6%	525.7	43.5%
Furniture and accessories	24.3	7.5%	35.7	7.7%	62.6	6.9%	91.4	7.6%
Total product sales	320.5	98.3%	456.0	98.2%	887.9	98.1%	1,184.7	98.1%
Delivery service revenues	5.7	1.7%	8.3	1.8%	16.8	1.9%	23.0	1.9%
Total net sales	$326.2	100.0%	$464.3	100.0%	$904.7	100.0%	$1,207.7	100.0%

The activity with respect to the number of Company-operated store units was as follows:

	Thirteen Weeks	Thirty-Nine Weeks
	Ended	Ended
	October 28, 2014	October 28, 2014
Store units, beginning of period	1,480	1,225
New stores	54	163
Acquired stores	460	619
Closed stores	(8)	(21)
Store units, end of period	1,986	1,986

Forward-Looking Statements

Certain statements contained in this press release are not based on historical fact and are “forward-looking statements” within the meaning of applicable federal securities laws and regulations. In many cases, you can identify forward-looking statements by terminology such as “may,” “would,” “should,” “could,” “forecast,” “feel,” “project,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential,” “continue” or the negative of these terms or other comparable terminology; however, not all forward-looking statements contain these identifying words. The forward-looking statements contained in this press release, such as those relating to our net sales, GAAP and Adjusted EPS and net store unit change for fiscal year 2014 and any anticipated effects of any pending or recent acquisitions, are subject to various risks and uncertainties, including but not limited to downturns in the economy; reduction in discretionary spending by consumers; our ability to execute our key business strategies and advance our market-level profitability; our ability to profitably open and operate new stores and capture additional market share; our relationship with our primary mattress suppliers; our dependence on a few key employees; the possible impairment of our goodwill or other acquired intangible assets; the effect of our planned growth and the integration of our acquisitions on our business infrastructure; the impact of seasonality on our financial results and comparable-store sales; our ability to raise adequate capital to support our expansion strategy; our success in pursuing and completing strategic acquisitions; the effectiveness and efficiency of our advertising expenditures; our success in keeping warranty claims and comfort exchange return rates within acceptable levels; our ability to deliver our products in a timely manner; our status as a holding company with no business operations; our ability to anticipate consumer trends; risks related to our primary stockholder, J.W. Childs Associates, L.P.; heightened competition; changes in applicable regulations; risks related to our franchises, including our lack of control over their operation and our liabilities if they default on note or lease obligations; risks related to our stock and other factors set forth under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 28, 2014 filed with the Securities and Exchange Commission (“SEC”) on March 27, 2014 and our other SEC filings.  Forward-looking statements relate to future events or our future financial performance and reflect management’s expectations or beliefs concerning future events as of the date of this press release.  Actual results of operations may differ materially from those set forth in any forward-looking statements, and the inclusion of a projection or forward-looking statement in this press release should not be regarded as a representation by us that our plans or objectives will be achieved. We do not undertake to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

Adjusted EBITDA is defined as net income before income tax expense, interest income, interest expense, depreciation and amortization (“EBITDA”), without giving effect to non-cash goodwill and intangible asset impairment charges, gains or losses on store closings and impairment of store assets, gains or losses related to the early extinguishment of debt, financial sponsor fees and expenses, non-cash charges related to stock-based awards and other items that are excluded by management in reviewing the results of operations. We have presented Adjusted EBITDA because we believe that the exclusion of these items is appropriate to provide additional information to investors about our ongoing operating performance excluding certain non-cash and other items and to provide additional information with respect to our ability to comply with various covenants in documents governing our indebtedness and as a means to evaluate our period-to-period results. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed to imply that our future results will be unaffected by any such adjustments. We have provided this information to analysts, investors and other third parties to enable them to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of our ongoing operations. Management also uses Adjusted EBITDA to determine executive incentive compensation payment levels. In addition, our compliance with certain covenants under the 2014 Senior Credit Facility, are calculated based on similar measures and differ from Adjusted EBITDA primarily by the inclusion of pro forma results for acquired businesses and new stores in those similar measures. Other companies in our industry may calculate Adjusted EBITDA differently than we do. Adjusted EBITDA is not a measure of performance under U.S. GAAP and should not be considered as a substitute for net income prepared in accordance with U.S. GAAP. Adjusted EBITDA has significant limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.

The following table contains a reconciliation of our net income determined in accordance with U.S. GAAP to EBITDA and Adjusted EBITDA for the periods indicated (in thousands):

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 29,	October 28,	October 29,	October 28,
	2013	2014	2013	2014
Net income	$18,136	$15,613	$44,268	$37,631
Income tax expense	11,117	9,677	27,756	23,762
Interest expense, net	2,543	4,067	8,185	10,352
Depreciation and amortization	7,687	10,101	21,128	28,302
Intangible assets and other amortization	660	917	1,813	2,528
EBITDA	40,143	40,375	103,150	102,575
Loss on store closings and impairment of store assets	(5)	133	739	1,039
Loss from debt extinguishment	—	2,288	—	2,288
Stock-based compensation	1,349	2,416	3,203	4,973
Vendor new store funds (a)	229	(391)	1,212	(834)
Acquisition-related costs (b)	8	10,058	458	20,759
Other (c)	697	856	1,885	4,882
Adjusted EBITDA	$42,421	$55,735	$110,647	$135,682

(a)                                 We receive cash payments from certain vendors for each new incremental store that we open (“new store funds”). New store funds are initially recorded in other noncurrent liabilities when received and are then amortized as a reduction of cost of sales over 36 months in our financial statements. Historically, we have considered new store funds as a component of Adjusted EBITDA when received since new store funds are included in cash provided from operations. The adjustment includes the amount of new store funds received during the period presented and eliminates the non-cash reduction in cost of sales included in our results of operations.

(b)                                 Reflects both non-cash effects included in net income related to acquisition accounting adjustments made to inventories and other acquisition-related cash costs included in net income, such as direct acquisition costs and costs related to integration of acquired businesses.

(c)                                  Consists of various items that management excludes in reviewing the results of operations, including $1.9 million and $0.7 million of ERP system implementation costs incurred during the thirteen weeks ended October 28, 2014 and October 29, 2013, respectively, and $4.8 million and $1.9 million of such costs incurred during the thirty-nine weeks ended October 28, 2014 and October 29, 2013, respectively.

Adjusted EPS and the other “Adjusted” data provided in this press release are also considered non-GAAP financial measures.  We report our financial results in accordance with GAAP; however, management believes evaluating our ongoing operating results may be enhanced if investors have additional non-GAAP basis financial measures to facilitate year-over-year comparisons. Management reviews non-GAAP financial measures to assess ongoing operations and considers them to be effective indicators, for both management and investors, of our financial performance over time. Our management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.  For more information, please refer to “Reconciliation of Reported (GAAP) to Adjusted Statements of Operations Data” below.

MATTRESS FIRM HOLDING CORP.

Consolidated Balance Sheets

(In thousands, except share amounts)

(unaudited)

	January 28,	October 28,
	2014	2014
Assets
Current assets:
Cash and cash equivalents	$22,878	$4,926
Accounts receivable, net	20,812	54,697
Inventories	81,507	157,688
Deferred income tax asset	4,729	4,491
Prepaid expenses and other current assets	16,348	35,227
Total current assets	146,274	257,029
Property and equipment, net	174,770	235,986
Intangible assets, net	84,391	124,462
Goodwill	366,647	910,085
Debt issue costs and other, net	12,549	28,519
Total assets	$784,631	$1,556,081

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable and current maturities of long-term debt	$3,621	$8,737
Accounts payable	72,165	140,599
Accrued liabilities	42,435	90,574
Customer deposits	9,318	20,397
Total current liabilities	127,539	260,307
Long-term debt, net of current maturities	217,587	750,190
Deferred income tax liability	37,921	36,285
Other noncurrent liabilities	73,092	87,101
Total liabilities	456,139	1,133,883

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value; 120,000,000 shares authorized;
34,002,981 and 33,990,381 shares issued and outstanding at January 28, 2014; and 35,012,733 and 35,000,133 shares issued and outstanding at October 28, 2014, respectively	340	350
Additional paid-in capital	373,153	429,218
Accumulated deficit	(45,001)	(7,370)
Total stockholders’ equity	328,492	422,198
Total liabilities and stockholders’ equity	$784,631	$1,556,081

MATTRESS FIRM HOLDING CORP.

Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(unaudited)

	Thirteen Weeks Ended				Thirty-Nine Weeks Ended
	October 29,	% of	October 28,	% of	October 29,	% of	October 28,	% of
	2013	Sales	2014	Sales	2013	Sales	2014	Sales
Net sales	$326,233	100.0%	$464,278	100.0%	$904,731	100.0%	$1,207,731	100.0%
Cost of sales	200,267	61.4%	281,323	60.6%	553,878	61.2%	740,522	61.3%
Gross profit from retail operations	125,966	38.6%	182,955	39.4%	350,853	38.8%	467,209	38.7%
Franchise fees and royalty income	1,655	0.5%	1,238	0.3%	4,342	0.5%	3,516	0.2%
	127,621	39.1%	184,193	39.7%	355,195	39.3%	470,725	39.0%
Operating expenses:
Sales and marketing expenses	74,605	22.9%	109,632	23.7%	214,104	23.7%	285,295	23.7%
General and administrative expenses	21,225	6.5%	42,783	9.2%	60,143	6.6%	110,358	9.1%
Loss on store closings and impairment of store assets	(5)	0.0%	133	0.0%	739	0.1%	1,039	0.1%
Total operating expenses	95,825	29.4%	152,548	32.9%	274,986	30.4%	396,692	32.9%
Income from operations	31,796	9.7%	31,645	6.8%	80,209	8.9%	74,033	6.1%
Other expense:
Interest expense, net	2,543	0.7%	4,067	0.9%	8,185	0.9%	10,352	0.9%
Loss from debt extinguishment	—	0.0%	2,288	0.5%	—	0.0%	2,288	0.1%
Total other expenses	2,543	0.7%	6,355	1.4%	8,185	0.9%	12,640	1.0%
Income before income taxes	29,253	9.0%	25,290	5.4%	72,024	8.0%	61,393	5.1%
Income tax expense	11,117	3.4%	9,677	2.1%	27,756	3.1%	23,762	2.0%
Net income	$18,136	5.6%	$15,613	3.4%	$44,268	4.9%	$37,631	3.1%

Basic net income per common share	$0.54		$0.46		$1.31		$1.10
Diluted net income per common share	$0.53		$0.45		$1.30		$1.09

Reconciliation of weighted-average shares outstanding:
Basic weighted average shares outstanding	33,878,241		34,285,572		33,848,032		34,149,531
Effect of dilutive securities:
Stock options	195,372		374,518		186,334		344,025
Restricted shares	40,534		64,109		38,941		68,818
Diluted weighted average shares outstanding	34,114,147		34,724,199		34,073,307		34,562,374

MATTRESS FIRM HOLDING CORP.

Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	Thirty-Nine Weeks Ended
	October 29,	October 28,
	2013	2014
Cash flows from operating activities:
Net income	$44,268	$37,631
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	21,128	28,302
Loan fee and other amortization	1,630	3,507
Loss from debt extinguishment	—	2,288
Deferred income tax expense	4,968	2,325
Stock-based compensation	3,203	4,973
Loss on store closings and impairment of store assets	739	1,039
Construction allowances from landlords	4,391	4,813
Excess tax benefits associated with stock-based awards	(277)	(1,585)
Effects of changes in operating assets and liabilities, excluding business acquisitions:
Accounts receivable	(5,580)	(22,124)
Inventories	(16,794)	(22,029)
Prepaid expenses and other current assets	(892)	(5,426)
Other assets	(2,126)	(8,501)
Accounts payable	3,929	27,432
Accrued liabilities	7,807	26,822
Customer deposits	818	905
Other noncurrent liabilities	3,724	(816)
Net cash provided by operating activities	70,936	79,556
Cash flows from investing activities:
Purchases of property and equipment	(41,340)	(54,998)
Business acquisitions, net of cash acquired	(2,042)	(561,013)
Net cash used in investing activities	(43,382)	(616,011)
Cash flows from financing activities:
Proceeds from issuance of debt	27,000	990,800
Principal payments of debt	(54,968)	(465,551)
Debt issuance costs	—	(10,188)
Proceeds from exercise of common stock options	1,312	2,988
Excess tax benefits associated with stock-based awards	277	1,585
Purchase of vested stock-based awards	(493)	(1,131)
Net cash (used in) provided by financing activities	(26,872)	518,503
Net increase (decrease) in cash and cash equivalents	682	(17,952)
Cash and cash equivalents, beginning of period	14,556	22,878
Cash and cash equivalents, end of period	$15,238	$4,926
Cash paid for:
Interest	$8,520	$10,869
Income taxes	$18,343	$2,175
Supplemental disclosure of noncash investing activity:
Capital expenditures included in accounts payable and accruals at end of period	$2,826	$4,098

MATTRESS FIRM HOLDING CORP.

Reconciliation of Reported (GAAP) to Adjusted Statements of Operations Data

(In thousands, except share and per share amounts)

	Thirteen Weeks Ended
	October 29, 2013					October 28, 2014
	Income	Income		Diluted		Income	Income		Diluted
	From	Before Income	Net	Weighted	Diluted	From	Before Income	Net	Weighted	Diluted
	Operations	Taxes	Income	Shares	EPS*	Operations	Taxes	Income	Shares	EPS*
As Reported	$31,796	$29,253	$18,136	34,114,147	$0.53	$31,645	$25,290	$15,613	34,724,199	$0.45
% of sales	9.7%	9.0%	5.6%			6.8%	5.4%	3.4%
Acquisition-related costs (1)	—	—	—	—	—	10,058	10,058	6,140	—	0.18
ERP system implementation costs (2)	986	986	605	—	0.02	1,982	1,982	1,209	—	0.03
Other expenses (3)	—	—	—	—	—	18	2,306	1,408	—	0.04
Total adjustments	986	986	605	—	0.02	12,058	14,346	8,757	—	0.25
As Adjusted	$32,782	$30,239	$18,741	34,114,147	$0.55	$43,703	$39,636	$24,370	34,724,199	$0.70
% of sales	10.0%	9.3%	5.7%			9.4%	8.5%	5.2%

	Thirty-Nine Weeks Ended
	October 29, 2013					October 28, 2014
	Income	Income		Diluted		Income	Income		Diluted
	From	Before Income	Net	Weighted	Diluted	From	Before Income	Net	Weighted	Diluted
	Operations	Taxes	Income	Shares	EPS*	Operations	Taxes	Income	Shares	EPS*
As Reported	$80,209	$72,024	$44,268	34,073,307	$1.30	$74,033	$61,393	$37,631	34,562,374	$1.09
% of sales	8.9%	8.0%	4.9%			6.1%	5.1%	3.1%
Acquisition-related costs (1)	450	450	276	—	0.01	20,759	20,759	12,680	—	0.37
ERP system implementation costs (2)	2,831	2,831	1,736	—	0.05	5,071	5,071	3,097	—	0.09
Other (3)	—	—	—	—	—	1,851	4,139	2,528	—	0.07
Total adjustments	3,281	3,281	2,012	—	0.06	27,681	29,969	18,305	—	0.53
As Adjusted	$83,490	$75,305	$46,280	34,073,307	$1.36	$101,714	$91,362	$55,936	34,562,374	$1.62
% of sales	9.2%	8.3%	5.1%			8.4%	7.6%	4.6%

* Due to rounding to the nearest cent per diluted share, totals may not equal the sum of the line items in the table above.

(1)         Acquisition-related costs, which are included in the “As Reported” results of operations, consist of acquisition-related costs as defined under U.S. GAAP, including advisory, legal, accounting, valuation, and other professional or consulting fees and, in addition, costs of integrating store and warehouse operations and corporate functions that are not expected to recur as acquisitions are absorbed. On June 14, 2013, we acquired the assets and operations of Olejo, Inc., an online retailer primarily focused on mattresses and bedding-related products. On November 13, 2013, we acquired the equity interests of NE Mattress People, LLC (“Mattress People”), including five mattress specialty retail stores. On December 10, 2013, we acquired the assets and operations of Perfect Mattress of Wisconsin, LLC (“Perfect Mattress”), including 39 mattress specialty retail stores. On December 31, 2013, we acquired the assets and operations of two mattress specialty retail stores in Houston, Texas (“Mattress Expo”). On March 3, 2014, we acquired the assets and operations of Yotes, Inc. (“Yotes”), including 34 mattress specialty retail stores. On March 3, 2014, we acquired the Virginia assets and operations of Southern Max LLC (“Southern Max”), including three mattress specialty retail stores. On April 3, 2014, we acquired the outstanding partnership interests in Sleep Experts Partners, L.P. (“Sleep Experts”), including 55 mattress specialty retail stores. On June 4, 2014, we acquired substantially all of the mattress specialty retail assets and operations of Mattress Liquidators, Inc., including 67 mattress specialty retail stores, which operated Mattress King retail stores in Colorado and BedMart retail stores in Arizona. On September 8, 2014, we acquired substantially all of the mattress specialty retail assets and operations of Best Mattress Co., Inc., related to the operation of 15 mattress specialty retail stores. On September 30, 2014, we acquired substantially all of the mattress specialty retail assets and operations of Back to Bed Inc., M World Mattress LLC, MCStores LLC and TBE Orlando LLC, related to the operation of 131 mattress specialty retail stores. On October 20, 2014, we acquired 100% of the outstanding equity interests in The Sleep Train, Inc., related to the operation of 314 mattress specialty retail stores. Acquisition-related costs, consisting of direct transaction costs and integration costs are included in the results of operations as incurred. We incurred approximately $10.1 million and no acquisition-related costs during the thirteen weeks ended October 28, 2014 and October 29, 2013, respectively. We incurred approximately $20.8 million and $0.5 million of acquisition-related costs during the thirty-nine weeks ended October 28, 2014 and October 29, 2013, respectively.

(2)         Reflects implementation costs included in the results of operations as incurred, consisting primarily of training-related costs, related to the roll-out of the Microsoft Dynamics AX for Retail ERP system. During the thirteen weeks ended October 28, 2014 and October 29, 2013, we incurred approximately $2.0 million and $1.0 million, respectively, of ERP system implementation costs which includes $0.1 million and $0.3 million, respectively, of accelerated depreciation expense on our legacy ERP system. During the thirty-nine weeks ended October 28, 2014 and October 29, 2013, we incurred approximately $5.1 million and $2.8 million, respectively, of ERP system implementation costs which includes $0.3 million and $0.9 million, respectively, of accelerated depreciation expense on our legacy ERP system.

(3)         Reflects expensed legal fees relating to our February 2014 debt amendment and extension recorded in the thirteen weeks ended April 29, 2014, an impairment of store assets and severance expense resulting from the Company’s realignment of its management structure at the beginning of the second fiscal quarter recorded in the thirteen weeks ended July 29, 2014 and a $2.3 million loss on debt extinguishment we incurred in the thirteen weeks ended October 28, 2014.

Our “As Adjusted” data is considered a non-U.S. GAAP financial measure and is not in accordance with, or preferable to, “As Reported,” or GAAP financial data. However, we are providing this information as we believe it facilitates year-over-year comparisons for investors and financial analysts.

About Mattress Firm

With more than 2,000 company-operated and franchised stores across 40 states, Mattress Firm (MFRM) has the largest geographic footprint in the United States among multi-brand mattress retailers. Founded in 1986, Houston-based Mattress Firm is the nation’s leading bedding retailer with approximately $2.0 billion in 2013 sales pro forma for the Sleep Train and Back to Bed acquisitions, including franchise sales. The Company offers a broad selection of both traditional and specialty mattresses, bedding accessories and other related products from leading manufacturers, including Sealy, Tempur-Pedic, Serta, Simmons, Stearns & Foster, and Hampton & Rhodes. Mattress Firm guarantees price, comfort and service with the ultimate goal of ensuring customers Save Money. Sleep Happy®. More information is available at http://www.mattressfirm.com. Mattress Firm’s website is not part of this press release.

Investor Relations Contact: Brad Cohen, ir@mattressfirm.com, 713-343-3652

Media Contact: Joanna Singleton, jsingleton@jacksonspalding.com, 214-269-4401

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